UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 12/1/2011

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-10932

Delaware	13-3487784
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

380 Madison Avenue

21st Floor

New York, NY 10017

(Address of principal executive offices, including zip code)

(212) 801-2080

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

Patent Litigation

On December 1, 2011, Research Affiliates, LLC filed a complaint in the United States District Court for the Central District of California, (Research Affiliates, LLC v. WisdomTree Investments, Inc., et. al., Case No. SACV11-01846 DOC (ANx)), naming WisdomTree Investments, Inc. (the “Company”) and its subsidiaries, as well as WisdomTree Trust, Mellon Capital Management Corporation and ALPS Distributors, Inc., as defendants. In the complaint, plaintiff alleges that the fundamentally weighted investment methodology employed by the Company’s exchange traded funds using the Company’s indexes infringes three of plaintiff’s patents and seeks both unspecified monetary damages to be determined and an injunction to prevent further infringement. The Company filed its answer to the complaint on January 17, 2011 and believes it has strong defenses to this lawsuit based on its belief that (i) it does not practice the indexing methods as claimed in the asserted patents because, for example, the factors it uses to select assets included in the ETFs accused of infringement include market capitalization and the price of the assets, and thus fall outside the scope of the asserted patents, which generally provide that selection of the assets to be used for creation of the index must be based upon factors that are sufficiently independent of market capitalization; and (ii) the patents should be declared invalid because, among other reasons, there is ample evidence that the concept of fundamentals based indexing was widely known and in commercial use by asset managers and index providers well before the patent applications at issue were filed by plaintiff. For example, in support of the Company’s defenses that the asserted patents are invalid, the Company intends to present evidence that as far back as the early 1990s, Robert Jones at Goldman Sachs managed an earnings weighted index fund. As another example, the Company intends to present evidence that Dow Jones launched a dividend weighted stock index in 2003. These examples support the Company’s view that the asserted patents are invalid at least because earlier publications and activities of investment professionals anticipated or made obvious plaintiff’s alleged inventions. The Company therefore intends to vigorously defend against plaintiff’s claims.

While at this early stage of the proceedings it is not possible to determine the probability of any outcome or probability or amount of any loss, the Company is confident in the merits of its position. However, in the event of an unfavorable outcome, the Company may be required to pay monetary damages and/or, if the Company cannot change its indexes in a manner that does not infringe on the patents, future licensing fees or comply with injunctions, which could have an adverse effect on the Company’s business, financial condition and cash flows and the price of the Company’s common stock. In addition, the Company is currently covered by a relatively small number of equity research analysts, some of whom may have a view on the merits or impact of this litigation that differs from the Company’s views. Any unfavorable commentary by analysts may have an adverse effect on the price and trading volume of the Company’s common stock.

Steinhardt Litigation

The Chairman of the Company’s board of directors, Michael Steinhardt, was the plaintiff in a civil class action filed in the Court of Chancery of the State of Delaware, in a case entitled Michael Steinhardt, Herbert Chen, Derek Sheeler, Steinhardt Overseas Management, L.P., and Ilex Partners, L.L.C., v. Robert Howard-Anderson, Steven Krausz, Robert Abbott, Robert Bylin, Thomas Pardun, Brian Strom, Albert Moyer, and Occam Networks, Inc., C.A. No. 5878-VCL. Occam Networks, Inc., was a publicly traded Delaware corporation that announced on September 16, 2010, that it had entered into a merger agreement with Calix, Inc., another publicly traded company in the telecommunications equipment industry. Plaintiffs, Occam shareholders, filed the class action challenging the merger. As part of these proceedings, the court entered a confidentiality order to protect the non-public information that would be exchanged in discovery. This order contained both a general requirement that non-public information produced in the action be used solely for purposes of the litigation and a specific restriction against purchasing, selling, or otherwise trading in the securities of Occam or Calix on the basis of such information. Beginning on December 28, 2010, Mr. Steinhardt began short-selling Calix stock as a way to exit his Occam position. The Defendants filed a motion for sanctions on the basis that Delaware law prohibits plaintiff-fiduciaries from trading stock while they are in possession of non-public information they obtained in discovery. After conducting an evidentiary hearing, the court granted the defendants’ motion for sanctions. The court dismissed Mr. Steinhardt and his affiliated funds from the case with prejudice, barred them from receiving any future recovery in the lawsuit, required them to self-report their improper trading to the Securities and Exchange Commission and disclose it in any future application to serve as lead plaintiff, and ordered them to disgorge profits of over $530,000.

Mr. Steinhardt’s actions did not involve the Company or trading in the Company’s securities and, based on the facts currently known, the Company does not believe Mr. Steinhardt’s actions will have a material impact on its business, although there can be no assurance that this will be the case. Mr. Steinhardt has informed the Company that he believes that his actions were entirely appropriate and lawful and is still evaluating the court’s recent opinion to determine his course of action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WisdomTree Investments, Inc.

Date: January 17, 2012	By:	/s/ Jonathan Steinberg

Jonathan Steinberg
Chief Executive Officer